UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010 (February 22, 2010)

PR SPECIALISTS, INC.

 (Exact name of registrant as specified in its charter)

Delaware	333-34686	95-4792965
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2601 Annand Drive, Suite 16, Wilmington, Delaware	19808
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 302-998-8824

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On February 23, 2010, 750,000 shares of common stock, and warrants to purchase 2,250,000 shares of common stock at an exercise price of $.001, were issued to two accredited investor in exchange for employment services valued at $750 or approximately $0.001 per share. The registrant relied on Section 4(2) of the Securities Act of 1933 since the transaction did not involve any public offering.  No underwriters were utilized and no commissions or fees were paid with respect to any of the above transactions.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2010, Lawrence Ruden resigned as a member of the registrant’s Board of Directors. A copy of Mr. Ruden’s Resignation Letter is attached hereto as Exhibit 99.1.

On February 23, 2010, the registrant’s Board of Directors appointed:

i.

Marjorie DeHey Daleo, its current president, as the registrant’s chief executive officer. Ms. Daleo was also appointed to serve as the chief executive officer of Mediavix, Inc., the registrant’s wholly owned subsidiary.

ii.

Paul E. Wright as the registrant’s chief strategy officer. Mr. Wright was also appointed to serve as the chief strategy officer of Mediavix.

There are no arrangements or understandings between either Ms. Daleo or Mr. Wright, and any other persons pursuant to which they were appointed to their respective positions with the registrant. There is no family relationship between either Ms. Daleo or Mr. Wright, and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer of the registrant. The Board of Directors has no specific committees of the Board of Directors at this time.

In exchange for serving as the chief executive officer of Mediavix and as a member of its Board of Directors, Ms. Daleo shall receive as compensation, among other things, a base salary of $10,000 per month; a stock award of 375,000 shares of the registrant’s restricted common stock; and a warrant to purchase up 1,125,000 shares of the registrant’s common stock at the exercise price of $0.001 per share. All 375,000 shares of common stock vest 90 days from their issue date. The warrant vests annually over three (3) years in equal installments of 375,000 shares per year as follows: 375,000 warrants vest on each of February 23, 2011, February 23, 2012 and February 23, 2013. Currently, there is no written employee agreement in place between the registrant, Mediavix and Ms. Daleo.

In exchange for serving as the chief strategy officer of Mediavix and as a member of its Board of Directors, Mr. Wright shall receive as compensation, among other things, a base salary of $10,000 per month; a stock award of 375,000 shares of the registrant’s restricted common stock; and a warrant to purchase up 1,125,000 shares of the registrant’s common stock at the exercise price of $0.001 per share. All 375,000 shares of common stock vest 90 days from their issue date. The warrant vests annually over three (3) years in equal installments of 375,000 shares per year as follows: 375,000 warrants vest on each of February 23, 2011, February 23, 2012 and February 23, 2013.  Currently, there is no written employee agreement in place between the registrant, Mediavix and Mr. Wright.

Ms. Daleo has served as the registrant’s president, treasurer and secretary since December 15, 2009. Since September 2008 to present, Ms. Daleo has been a partner with MediaMojos, LLC which provides crucial consulting services to small and emerging businesses seeking opportunities in the entertainment, broadcast, advertising and wireless market segments in international markets. From September 2008 to March 2009, Ms. Daleo served as Senior Vice President - Global Strategy and Alliances at Blastbeat, a Teen Music & Multimedia Business project. From February 2004 to September 2008, Ms. Daleo served as Senior Vice President - Digital Media, Entertainment and Telcoms at Enterprise Ireland, a government agency responsible for the development and promotion of world-class Irish companies.  Prior to that time she served as a Competitive Intelligence Marketing Manager at LexisNexis (1999 – 2003), and as a Legal Affairs Attorney at Metro-Goldwyn-Mayer Inc. (1995 to 1999). Ms. Daleo holds an MBA degree from University of California, Los Angeles - The Anderson School of Management, a J.D. degree from California Western School of Law and a B.A. degree from Cornell University.

Mr. Wright has served as a consultant to Mediavix since December 2009. Prior to that time, in 2000 Mr. Wright founded Frequency Media, a company dedicated to a small niche in music business intelligence, which he moved through a strategic sale to become a co-founder of Mediaguide, which has grown to 30+ employees, international operations and digital & mobile support services to compliment its core digital fingerprinting software development & deployment, broadcast radio monitoring and business intelligence capabilities.  Mr. Wright held the following positions with that company since May 2004: Vice President, Music Business Development (May 2004 – May 2005), Vice President, Business Development, (June 2005 – September 2007), Senior Vice President, Strategic Alliances & Marketing (October 2007 – February 2009). Mr. Wright holds B.A. degrees in Economics and Journalism from Washington & Lee University.

The registrant has not entered into any transactions with either Ms. Daleo or Mr. Wright that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Exhibit

Description

99.1

Resignation Letter – Lawrence Ruden

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PR Specialists, Inc.

By:/s/ Marjorie DeHey Daleo

      Marjorie DeHey Daleo,

      President

Dated: February 24, 2010